C21 INVESTMENTS INC.

NOTICE OF CHANGE OF AUDITOR
PURSUANT TO SECTION 4.11 OF NATIONAL INSTRUMENT 51-102
OF THE CANADIAN SECURITIES ADMINISTRATORS

TO: Davidson & Company LLP, Certified Public Accountants

AND TO: Marcum LLP, Certified Public Accountants

AND TO: British Columbia Securities Commission
 Alberta Securities Commission
 Ontario Securities Commission

C21 Investments Inc. (the "Company") hereby provides notice pursuant to section 4.11 of National Instrument 51-102 - Continuous Disclosure Obligations ("NI 51-102") of a change in the auditor of the Company from Marcum LLP, Certified Public Accountants, to Davidson & Company LLP, Certified Public Accountants, and confirms the following:

1. At the request of the Company, Marcum, LLP, Certified Public Accountants ("Marcum") tendered its resignation as auditor of the Company effective as of January 19, 2024;

2. Davidson & Company LLP, Certified Public Accountants ("Davidson") advised the Company of its agreement to be appointed as successor auditor of the Company effective upon Marcum's resignation;

3. The Board of Directors of the Company (the "Board"), upon the recommendation of the audit committee of the Board, has approved the resignation of Marcum, the predecessor auditor of the Company, and the appointment of Davidson as successor auditor of the Company effective as of January 19, 2024;

4. There were no modified opinions expressed in the auditor's reports of Marcum on the annual financial statements of the Company for the financial years ended January 31, 2022 and 2023; and

5. In the opinion of the Board, there are no "reportable events" (as that term is defined in NI 51-102).

The Company requests that each of Davidson and Marcum review this Notice and provide the Company on or before January 24, 2024 with a letter addressed to the the British Columbia, Alberta and Ontario Securities Commissions stating whether it (i) agrees, (ii) disagrees (and the reasons why), or (iii) has no basis to agree or disagree with the above statements in accordance with section 4.11 of NI 51-102.

DATED at Vancouver, British Columbia as of the _19_ of January, 2024.

C21 INVESTMENTS INC.

Per: "Michael Kidd"

 Michael Kidd

 Chief Financial Officer